As filed with the U.S. Securities and Exchange Commission on October 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Edible Garden AG Incorporated
(Exact name of registrant as specified in its charter)

_________________________________

Delaware	85-0558704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

283 County Road 519

Belvidere, NJ 07823

(Address of Principal Executive Offices) (Zip Code)

_________________________________

Edible Garden AG Incorporated Amended and Restated 2022 Equity Incentive Plan

(Full title of the plan)

_________________________________

James E. Kras

Chief Executive Officer

Edible Garden AG Incorporated

283 County Road 519

Belvidere, NJ 07823

(908) 750-3953

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

With copies to:

Alexander R. McClean, Esq.

Margaret K. Rhoda, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

_________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Edible Garden AG Incorporated (the “Company”) to register an additional 1,000,000 shares (the “Additional Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), issuable under the Edible Garden AG Incorporated 2022 Equity Incentive Plan, as amended and restated (the “Plan”). The Additional Shares are in addition to the shares of Common Stock previously registered for issuance under the Plan pursuant to the Company’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) on (i) September 15, 2022 (File No. 333-267441), (ii) July 11, 2023 (File No. 333-273208), and (iii) November 14, 2024 (File No. 333-283267) (collectively, the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statements are incorporated by reference and made part of this Registration Statement, except to the extent modified, superseded, or amended by the information set forth herein.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference (except for portions thereof furnished or otherwise not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K, which are deemed not to be incorporated by reference into this Registration Statement):

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 1, 2025;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025, filed with the SEC on May 15, 2025 and August 14, 2025, respectively;

•

The Company’s Current Reports on Form 8-K filed with the SEC on January 27, 2025, January 31, 2025, February 18, 2025; February 27, 2025, April 3, 2025, April 9, 2025, April 23, 2025, May 14, 2025 (as amended on August 13, 2025), May 21, 2025, June 3, 2025, August 1, 2025, August 14, 2025, September 5, 2025 and September 25, 2025; and

•

The Company’s description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on April 29, 2022, and any amendment or report filed for the purpose of updating such description (including Exhibit 4.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions thereof furnished or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation, in its certificate of incorporation may limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for liability for any:

•	transaction from which the director or officer derived an improper personal benefit;

•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares by the director;

•	breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; or

•	action by or in the right of the corporation against an officer.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by law and requires us to pay expenses incurred in defending or other participating in any proceeding in advance of its final disposition upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our certificate of incorporation further provides that rights conferred under such certificate of incorporation do not exclude any other right such persons may have or acquire under the certificate of incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We also intend to obtain directors’ and officers’ liability insurance pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of our company or as a director or officer of our subsidiary, or as a director or officer of any other company or enterprise that the person provides services to at our request.

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Item 8. Exhibits.

		Incorporated by Reference (Unless Otherwise Indicated)
Exhibit Number	Exhibit Title	Form	File	Exhibit	Filing Date

4.1	Certificate of Incorporation.	Form S-1	333-260655	3.1	November 1, 2021

4.2	Certificate of Amendment to the Certificate of Incorporation, filed September 8, 2021.	Form S-1	333-260655	3.2	November 1, 2021

4.3	Certificate of Amendment to the Certificate of Incorporation, filed May 3, 2022.	Form 10-Q	001-41371	3.1	June 21, 2022

4.4	Certificate of Amendment to the Certificate of Incorporation, filed January 24, 2023.	Form 8-K	001-41371	3.1	January 25, 2023

4.5	Certificate of Amendment to the Certificate of Incorporation, filed June 8, 2023.	Form 8-K	001-41371	3.1	June 9, 2023

4.6	Certificate of Amendment to the Certificate of Incorporation, filed November 7, 2023.	Form 8-K	001-41371	3.1	November 9, 2023

4.7	Certificate of Amendment to the Certificate of Incorporation, filed April 1, 2024.	Form 8-K	001-41371	3.1	April 2, 2024

4.8	Certificate of Amendment to the Certificate of Incorporation, filed February 26, 2025.	Form 8-K	001-41371	3.1	February 27, 2025

4.9	Amended and Restated Bylaws of Edible Garden AG Incorporated.	Form S-1/A	333-260655	3.4	December 21, 2021

4.10	Amendment No. 1 to the Amended and Restated Bylaws of Edible Garden AG Incorporated.	Form 8-K	001-41371	3.1	January 26, 2024

4.11+	Edible Garden AG Incorporated Amended and Restated 2022 Equity Incentive Plan.	Form 8-K	001-41371	10.1	September 25, 2025

5.1	Opinion of Harter Secrest & Emery LLP.	—	—	—	Filed herewith

23.1	Consent of Marcum LLP, independent registered public accounting firm.	—	—	—	Filed herewith

23.2	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).	—	—	—	Filed herewith

24.1	Power of Attorney (included on the signature page hereto).	—	—	—	Filed herewith

107	Filing Fee Table.	—	—	—	Filed herewith

+	Management contract or compensatory arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belvidere, State of New Jersey, on October 10, 2025.

EDIBLE GARDEN AG INCORPORATED

By:	/s/ James E. Kras
Name:	James E. Kras
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James E. Kras and Kostas Dafoulas, and each of them acting individually, as his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act, and any other documents in connection therewith), and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James E. Kras	Chief Executive Officer, President, Treasurer, Secretary and Director	October 10, 2025
James E. Kras	(principal executive officer)

/s/ Kostas Dafoulas	Interim Chief Financial Officer	October 10, 2025
Kostas Dafoulas	(principal financial and accounting officer)

/s/ Pamela DonAroma	Director	October 10, 2025
Pamela DonAroma

/s/ Mathew McConnell	Director	October 10, 2025
Mathew McConnell

/s/ Ryan Rogers	Director	October 10, 2025
Ryan Rogers

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